Exhibit 5.1

May 13, 2024

2710 Lakeview Court

Fremont, California 94538

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with the offering from time to time by certain selling stockholders (the “Selling Stockholders”) of Velo3D, Inc., a Delaware corporation (the “Company”), of up to 21,949,079 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable upon the exercise of certain warrants (the “Warrants”) that were previously issued by the Company to the Selling Stockholders in a private placement.

The offer and resale of the Shares by the Selling Stockholders is being registered pursuant to the registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 13, 2024 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) pursuant the Securities Act of 1933, as amended (the “Securities Act”).

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company (the “Management Certificate”). In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State dated May 13, 2024. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In connection with our opinion expressed below, we have examined originals or copies of the Company’s current Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended (the “Charter Documents”), the Warrants, certain corporate proceedings of the Company’s board of directors and committees thereof (the “Board”) and stockholders relating to the Warrants, the Registration Statement and the Charter Documents, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same, the due authorization, execution and delivery of all documents by each party thereto (other than the Company) and the validity and binding effect and enforceability of all documents upon each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.

In connection with our opinions expressed below, we have assumed that at the time of each exercise of the Warrants, the Company will have a sufficient number of authorized and unissued shares of Common Stock available for issuance under its Certificate of Incorporation, as amended, to permit full exercise of each of the Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company upon exercise of the Warrants, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for your use in connection with offer and resale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very Truly Yours,

/s/ Fenwick & West LLP
Fenwick & West LLP